EXHIBIT 12.1

                     GRANT GEOPHYSICAL, INC. AND SUBSIDIARIES
       RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                            (dollars in thousands)

                                                                                                             Pro Forma   Pro Forma
                             Year ended Year ended Year ended 9 Mos ended 3 Mos ended Year ended 9 Mos ended Year ended 9 Mos ended
                             31-Dec-94  31-Dec-95  31-Dec-96   30-Sep-97   31-Dec-97  31-Dec-98   30-Sep-99  31-Dec-98   30-Sep-99
                             ---------- ---------- ---------- ----------- ----------- ---------- ----------- ---------- -----------

Interest expense                3,561      3,635      7,558      4,037        1,431      10,380     9,385       1,259      1,661
Estimated interest
  within rental expense           919        627        696        277          332         852       639         852        639
Dividends on preferred stock    5,258      5,258      6,383         --          477         440        68       6,672      4,929
                               ------     ------     ------     ------       ------      ------    ------      ------     ------
   Total fixed charges and
     preferred dividends        9,738      9,520     14,617      4,314        2,240      11,672    10,092       8,783      7,229
                               ------     ------     ------     ------       ------      ------    ------      ------     ------


Pre-tax income (loss) before
  minority interests          (11,245)     3,553    (74,406)     1,759       (7,657)     (3,774)  (33,689)      5,347    (25,965)
Add: Fixed charges and
  preferred dividends           9,738      9,520     14,617      4,314        2,240      11,672    10,092       8,783      7,229
                               ------     ------     ------     ------       ------      ------   -------      ------    -------
    Sub-total                  (1,507)    13,073    (59,789)     6,073       (5,417)      7,898   (23,597)     14,130    (18,736)
Less: Dividends on
  preferred stock               5,258      5,258      6,363         --          477         440        68       6,672      4,929
                               ------     ------     ------     ------       ------      ------   -------      ------    -------
    Earnings                   (6,765)     7,815    (66,152)     6,073       (5,894)      7,458   (23,665)      7,458    (23,665)
                               ------     ------     ------     ------       ------      ------   -------      ------    -------

Earnings inadequate to
  cover combined fixed
  charges/dividends ratio     (16,503)    (1,705)   (80,769)        --       (8,134)     (4,214)  (33,757)     (1,325)   (30,894)



                                                                        COMPUTATION OF RATIO
Earnings/Combined fixed
  charges and preferred
  dividends                   (0.69)x      0.82x    (4.53)x      1.41x     (2.63)x       0.64x    (2.34)x       0.85x    (3.27)x
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